Exhibit 99.5

From:	Biffle, Barry <###>
Sent:	Monday, February 10, 2025 2:03 PM
To:	Ted Christie
Subject:	Update
Attachments:	Transaction Proposal (Falcon Response 292025).pdf

Dear Ted,

Attached is in response to your email dated 2/07/2025.

As we advised you when we sent our last proposal, eliminating the $350 million equity rights offering was a significant concession and we would not agree to materially alter any of the other commercial terms of our proposal. As compared to your standalone plan, we remain of the view that this represents a superior proposal to your various stakeholders.

We have consistently used the same assumptions described in your standalone plan to calculate the value of our proposal. We believe this approach is the only way to fairly compare the two plans and we have detailed in our prior correspondence that our proposal is superior even using reduced valuation metrics to calculate the value delivered by either plan. We leave it up to your stakeholders to ultimately determine how to split the $400 million of takeback debt and the approximately 53 million shares.

As before, we remain available to address any questions you may have and are prepared to move forward quickly.

Regards,

Bill and Barry

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